Filed pursuant to Rule 433
Registration Statement No. 333-131266
May 24, 2006
Relating to Pricing Supplement No. 66
dated May 24, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – May 24, 2006
 20% Reverse Exchangeable Securities Due June 2, 2007
 Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of
Common Stock of The Walt Disney Company (the “Security”)

Issue Price
(Initial Share Price):	$30.2781 per Security (Par)

Aggregate Principal
Amount:	$31,250,027

Interest Rate:	20% per annum

Interest Payment Dates:	The 2 nd day of each month, beginning July 2, 2006

Pricing Date:	May 24, 2006

Settlement Date:	June 1, 2006

Exchange Ratio:	0.833333 shares of Walt Disney Stock per Security

Exchange Price:	$36.3337 per Security

Exchange Factor:	1.0, subject to adjustment for certain ordinary dividends, extraordinary dividends and corporate events relating to The Walt Disney Company

Valuation Date:	May 31, 2007

Maturity Price:	The closing price of Walt Disney Stock on the Valuation Date times the Exchange Factor

Maturity Payoff:	At maturity, if the Maturity Price exceeds the Exchange Price, holders will receive per Security an amount of cash equal to the Issue Price. Otherwise, holders will receive per Security a number of shares of Walt Disney Stock equal to the product of the Exchange Ratio and the Exchange Factor.

Underwriter:	Morgan Stanley

CUSIP:	61747SAA6

But for the foregoing pricing terms, the Securities are similar in all material respects to the 20% Reverse Exchangeable Securities Due March 9, 2007, Mandatorily Exchangeable for an Amount Payable in U.S. Dollars or for Shares of Common Stock of AT&T Inc., as described in Pricing Supplement No. 33 to Registration Statement No. 333-131266 dated March 1, 2006.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by called toll-free 1-866-718-1649.

Prospectus Supplement, dated January 25, 2006 Prospectus, dated January 25, 2006